                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-73362

        PROSPECTUS SUPPLEMENT NO. 1 DATED JANUARY 7, 2002 TO PROSPECTUS
                             DATED DECEMBER 7, 2001

                                  DIVINE, INC.


                              CLASS A COMMON STOCK

     This prospectus supplement adds to or supersedes similar information contained in that certain prospectus of divine, inc., dated December 7, 2001, as amended and supplemented from time to time. The prospectus covers 24,933,301 shares of our class A common stock issuable upon the exercise of warrants and/or conversion of convertible notes assumed or issued by us in connection with our acquisitions of Open Market, Inc. and RoweCom Inc. and shares we issued in connection with our acquisition of the stock we did not already own in Latin American Econetworks N.V. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     The table of selling stockholders contained in the prospectus under the caption Selling Stockholders is modified by adding the following persons as selling stockholders and amending the stock holdings of Catanzaro Holdings, B.V. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.


                                                          TOTAL NUMBER       SHARES     TOTAL NUMBER OF
                                                            OF SHARES        OFFERED   SHARES REMAINING
            NAME                                           BEFORE SALE       HEREBY       AFTER SALE       PERCENT
            ----                                           -----------       ------       ----------       -------

Catanzaro Holdings, B.V. .................................1,603,750       1,603,750            0              *
Eduardo Elsztain..........................................3,724,594       3,724,594            0              *
Julian Mellicovsky........................................  204,000         204,000            0              *
Marcelo Mindlin...........................................1,120,406       1,120,406            0              *
Gervasio Reggiardo........................................  136,000         136,000            0              *
Oscar Daniel Toppelberg...................................1,211,250       1,211,250            0              *

--------------------
* Less than 1%.


     This prospectus supplement also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. In addition, this prospectus supplement covers the preferred stock purchase rights that currently trade with our common stock and entitle the holder to purchase additional shares of our common stock under certain circumstances.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is January 7, 2002.